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                                                                    EXHIBIT 99.2


                CYPRESS SEMICONDUCTOR TO ACQUIRE GALVANTECH, INC.

            DEAL TO EXPAND CYPRESS'S COMMUNICATIONS PRODUCT PORTFOLIO


SAN JOSE, Calif. -- January 11, 2000 -- Cypress Semiconductor Corporation (NYSE:
CY) and Galvantech, Inc., a privately held company, today announced the signing of a definitive agreement for Galvantech to merge with Cypress. Galvantech, a company specializing in niche ultra-high performance memories for data communications applications, had average quarterly revenues of approximately $10.7 million during the last three quarters.

T.J. Rodgers, Cypress's President and CEO said, "Galvantech complements Cypress in four ways: First, it has important design wins at Cypress strategic accounts such as Lucent and Cisco. Second, it is a preferred vendor to several hot new datacom startups such as Redback and Extreme Networks. Third, it brings foundry capacity to us at a time when capacity is scarce, and finally, its ultra-high-speed datacom memories are compatible with ours, but faster. The Galvantech acquisition will also increase our available design resources to speed up new product development.

Rodgers continued, "The Galvantech acquisition is not only a good strategic fit, its added revenue will also raise Cypress's revenue target to $1Billion for 2000 and add substantially to our pre-tax earnings."


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Dr. Frank Lee, founder and CEO of Galvantech, said, "Cypress has developed very strong worldwide alliances with virtually every important electronics manufacturer in the communications field. In addition, it has a large, world-class sales, marketing and applications organization to facilitate market penetration of our state-of-the-art products. The combined product portfolios of our companies will provide a line of communication memories literally second to none."

The agreement provides for Cypress to issue approximately 3.6 million shares in exchange for all outstanding stock and options of Galvantech. The merger is intended to be accounted for as a pooling of interests. The closing is subject to regulatory approvals, Galvantech shareholder approval, and other customary conditions to closing.


ABOUT CYPRESS

Cypress Semiconductor provides high-performance integrated circuit solutions "By Engineers. For Engineers.(TM)" for fast-growing companies in fast-growing markets, including data communications, telecommunications, computation, consumer products, and industrial-control. With a focus on emerging communications applications, Cypress's product lines include networking-optimized and micropower static RAMs; high-bandwidth multi-port and FIFO memories; high-density programmable logic devices; timing technology for PCs and other digital systems; and controllers for Universal Serial Bus (USB). Cypress is No. 1 in the USB and clock chip markets.

More than two-thirds of Cypress's sales come from fast-growing datacom/telecom markets and dynamic companies such as Lucent, Cisco, 3Com, Alcatel, Motorola, Ericsson, and Nortel Networks. Cypress's ability to mix and match its broad portfolio of intellectual property enables targeted, integrated solutions for high-speed systems that feed bandwidth-hungry Internet applications. Cypress aims to become the preferred silicon supplier for Internet switching systems and for every Internet data stream to pass through at least one Cypress IC.

Cypress employs more than 3,600 people worldwide with international headquarters in San Jose, California. Its shares are listed on the New York Stock Exchange under the symbol CY. More information about Cypress is accessible electronically on the company's worldwide web site at http://www.cypress.com or by CD-ROM (call 1-800-858-1810). An electronic investor forum, and other investor information, is located at http://www.cypress.com/investor/index.html.



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ABOUT GALVANTECH

Galvantech, Inc. designs, manufactures and markets leading-edge static random access memories (SRAMs). The company's memory products are available from Galvantech's field sales force, from distributors, and from a network of U.S. and international sales reps covering all major markets in North America, Europe, and Asia. For more information, contact Galvantech, Inc. at 3080 Oakmead Village Drive, Santa Clara, CA 95051. Phone (408) 566-0688; or Fax (408) 566-0699. In the Eastern U.S., call (508) 660-301. Or visit Galvantech's Web Site at http://www.galvantech.com.

The above news release contains forward-looking statements regarding the completion of the acquisition, the impact of the acquisition on Cypress's operating results, future market demand and acceptance of Cypress's and Galvantech's products and development of new business and products of the combined company which involve risks and uncertainties. Cypress's actual results may vary materially from the results discussed in the forward-looking statements. Factors that may cause such a difference include those risks surrounding the closing of the acquisition, timely development, production and continued and increased market acceptance of the combined companies' products. Cypress's ability to successfully combine the operation of the two companies, the ability of the combined company to compete in the highly competitive and rapidly changing marketplace and the other risks detailed in Cypress's most recent filings with the Securities and Exchange Commission.


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